Securities Purchased in Underwriting Involving
Transaction with Donaldson, Lufkin, & Jenrette Securities Corporation
Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS  FOR THE PERIOD JULY 1, 2000 THROUGH AUGUST 31, 2000

ALLIANCE GREATER CHINA '97 FUND

							 	% of
					   Shares     Total	Offering
					   Purchased  Shares	Purchased		Shares
	  Date	     Shares	Price per  by Fund    offered	By	    Purchased	Held
Security* Purchased  Purchased  Share	   Group      (000)	Group(1)    From	8/31/00

NONE


*  Unless otherwise indicated, the securities were part of an issue registered under the Securities
   Act of 1933 offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchase by all Alliance Funds, including the Fund, may not exceed:

           a)   if purcased in an offering other than an Eligible Rule 144A Offering, 25%
                of the total of (i) the principal amount of the offfering of such class;
                or

           b)   if purchased in an Eligible Rule 144A Offering, 25% of the total of (i)
                the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.
